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                                                       Exhibit 11


                              Mike's Original, Inc.
                        Computation of Earnings Per Share




                                              Primary Earnings Per Share
                                               Year          Nine Months
                                              Ended            Ended
                                            December 31,    December 31,
                                               1996             1995
                                            ------------   -------------
Loss                                         $(4,050,547)   $(1,614,858)
Shares
   Weighted average shares outstanding (1)     1,592,106      1,311,398
   Dilutive stock options                        524,167        524,167
   Dilutive shares - convertible notes           224,264        224,264
                                              ----------     ----------
Weighted average common and equivalent
   shares outstanding                          2,340,537      2,059,879
                                              ----------     ----------
Primary earnings per share                       $(1.73)         $(.78)





(1) Excluded from the weighted average shares outstanding are 132,769 shares that were held in escrow for the period September 1995 to February 1996.